April 2, 1997



A.G. Holdings, Inc.
45110 Club Drive, Suite B
Indian Wells, California 92210

To whom it may concern,

I agree with the statement included in item 4 of your Form 8-K SEC filing. You may use this letter for your Form 8-K amended filing.

Sincerely,


Terrence J. Dunne, C.P.A.

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